Exhibit 10.1
L3HARRIS TECHNOLOGIES, INC.
EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN
1.Purpose. The purpose of this L3Harris Technologies, Inc. Executive Change in Control Severance Plan (this “Plan”) is to retain certain Officers and Executives of the Company by providing appropriate severance benefits and to ensure their continued dedication to their duties, including in the event of a Change in Control (a “CIC”) (as defined in Section 25 below).
2. Eligible Participants. Subject to the last sentence of Section 24, employees participating in the Plan (each, a “Participant”) will be (a) the CEO of the Company, (b) employees who are Officers of the Company other than the CEO of the Company, (c) employees who are Executives at L3Harris corporate headquarters, (d) employees who are Executives who have a reporting relationship directly to a Segment president, and (e) other Executives who are selected by the Compensation Committee of the Board (the “Committee”) in its sole discretion and designated as a Participant.
3. Payments upon a Qualifying CIC Termination.
(a) Qualifying CIC Termination. If, during the two (2)-year period following a Change in Control (the “CIC Termination Period”), the employment of the Participant is terminated under circumstances constituting a Qualifying Termination, then, subject to the Participant’s execution of a Release as set forth in Section 4 below, the Company shall provide to the Participant:
(i) a lump sum cash payment equal to the result of multiplying the Participant’s applicable Severance Multiple by the sum of (A) the Participant’s Base Salary and (B) the Participant’s Target Bonus;
(ii) a lump sum cash payment equal to the Participant’s Target Bonus multiplied by a fraction the numerator of which shall be the number of days the Participant was employed by the Company during the fiscal year in which the Date of Termination occurred and the denominator of which is 365;
(iii) continued participation in the Company’s group medical, dental and vision plans in which the Participant participates as of the Date of Termination upon substantially the same terms and conditions (including contributions required by the Participant for such benefits) as existed immediately prior to the Date of Termination for the number of years equal to the Participant’s applicable Severance Multiple; provided, that, if Participant cannot continue to participate in the Company plans providing such benefits, the Company shall otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted or shall provide Participant with cash payments on an after-tax basis sufficient to permit Participant to purchase coverage providing benefits comparable to the benefits under the Company plans; provided, further, that in any case the provisions of this Section 3(a)(iii) shall be effected in a manner that is compliant with the non-discrimination rules applicable to non-grandfathered health plans under the Patient Protection and Affordable Care Act of 2010 and related regulations and guidance promulgated thereunder; and provided, further, that, in the event the Participant becomes employed with another employer and becomes eligible to receive welfare benefits from such employer, the welfare benefits described herein shall cease; and

(iv) if immediately prior to the Date of Termination or Change in Control, Participant is eligible for professional finance and tax planning assistance services offered by the Company, continued participation in such services for the balance of the calendar year in which the Date of Termination occurs and the next following calendar year thereafter.
The cash payments specified in paragraphs (i) and (ii) of this Section 3(a) shall be paid within sixty (60) days (or the next following business day if the sixtieth (60th) day is not a business day) following the Date of Termination. The treatment of any Company equity awards (or equity awards issued to the Participant in replacement of such Company equity awards in connection with the Change in Control) that remain outstanding and unvested as of the Date of Termination shall be governed by the Company’s equity incentive plans (or any successor plans) and any award agreements thereunder. In addition, as soon as practicable following the Date of Termination, the Company shall pay or provide to the Participant the Accrued Benefits (which, for the avoidance of doubt, shall not be subject to the Participant’s execution of a Release as set forth in Section 4 below).
If a Participant received compensation or benefits prior to the CIC Termination Period, including such things as sign-on bonuses or relocation benefits, which would have otherwise been reimbursable to the Company in the event of a voluntary termination of employment in the normal course, there will be no required repayment upon a Qualifying Termination during the CIC Termination Period.
Notwithstanding anything in this Plan to the contrary, if Participant’s employment is terminated by the Company other than for Cause or Disability prior to a Change in Control, and Participant reasonably demonstrates that such termination was at the request or suggestion of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control (a “Third Party”) and a Change in Control involving such Third Party occurs, then for all purposes of this Plan, the date of a Change in Control shall mean the date immediately prior to the date of such termination of employment.
(b) Non-Qualifying Termination During CIC Termination Period. If during the CIC Termination Period, the employment of the Participant shall terminate by reason other than a Qualifying Termination, then as soon as practicable following the Date of Termination, the Company shall pay or provide to the Participant the Accrued Benefits. The Company may make such additional payments, and provide such additional benefits, to the Participant as the Company and the Participant may agree in writing.
(c) No Duplication. Except as otherwise expressly provided pursuant to this Plan, this Plan shall be construed and administered in a manner which avoids duplication of compensation and benefits which may be provided under any other plan, program, policy or other arrangement or individual contract or under any statute, rule or regulation. In the event a Participant is covered by any other plan, program, policy, individually negotiated agreement or other arrangement, in effect as of his or her Date of Termination, that may duplicate the payments and benefits provided for in this Section 3, the Committee is specifically empowered to reduce or eliminate the duplicative benefits provided for under the Plan. For the avoidance of doubt, amounts awarded under a retention bonus that payout in connection with a qualifying termination of employment shall not be considered duplicative of the severance benefits provided under Section 3 of this Plan.
4. Release. A Participant’s receipt of payments and benefits under Section 3(a) above will be conditioned on the Participant’s execution of a Release of claims in the form used by the Company immediately prior to the Change in Control (a “Release”), which re-affirms Participant’s obligations to observe the terms of the restrictive covenants set forth under Section 8 below, and which shall be provided to the Participant no later than five (5) days after the Date of Termination and must be executed by the

Participant, become effective and not be revoked by the Participant by the fifty-eighth (58th) day following the Date of Termination.
5. Withholding Taxes. The Company shall withhold from all payments due to the Participant (or his or her beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.
6. Expenses. If any contest or dispute shall arise under this Plan involving termination of a Participant’s employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse Participant for all legal fees and expenses, if any, incurred by Participant in connection with such contest or dispute (regardless of the result thereof) within thirty (30) days of receipt of evidence thereof; provided, however, Participant shall be required to repay any such amounts to the Company to the extent that a court issues a final and non-appealable order setting forth the determination that the position taken by Participant was frivolous or advanced by Participant in bad faith.
7. No Guarantee of Continued Employment. Nothing in this Plan will be deemed to entitle the Participant to continued employment with the Company or its Subsidiaries.
8. Restrictive Covenants. As sufficient consideration provided in exchange for Participant’s continued employment with the Company and participation in this Plan, Participant will be deemed to have not objected to the restrictive covenants set forth in this Section 8.
(a) Non-Solicitation. During the Protective Covenant Period, Participant shall not, directly or indirectly, individually or on behalf of any other employer or any other business, person or entity: (i) recruit, induce, Solicit or attempt to recruit, induce or Solicit any Individual Employed by the Company to terminate, abandon or otherwise leave or discontinue employment with the Company; or (ii) hire or cause or assist any Individual Employed by the Company to become employed by or provide services to any other business, person or entity whether as an employee, consultant, contractor or otherwise.
(b) Customer and Potential Customer Non-Interference. During the Protective Covenant Period, Participant shall not, directly or indirectly, individually or (i) on behalf of any other employer or any other business, person or entity, entice, induce, Solicit or attempt or participate in enticing, inducing or Soliciting, any Customer or Potential Customer of the Company to cease or reduce or refrain from doing business with the Company; or (ii) on behalf of any Competitive Business, entice, induce, Solicit or attempt or participate in enticing, inducing or Soliciting, or accept or attempt or participate in accepting, business from any Customer or Potential Customer of the Covered Unit(s).
(c) Non-Competition. During the Protective Covenant Period, Participant shall not, directly or indirectly, as an employee, independent contractor, consultant, officer, director, principal, lender or investor engage or otherwise participate in any activities with, or provide services to, a Competitive Business, without the prior written consent of the Vice President, Chief Human Resources Officer of the Company or other designated executive officer of the Company (which consent shall be at such officer’s discretion to give or withhold). Nothing in this Section 8(c) shall preclude Participant from owning up to 1% of the equity in any publicly traded company.
(d) No Disparagement or Detrimental Comments. During Participant’s employment with the Company and thereafter, Participant shall not, directly or indirectly, make or publish, or cause to be made or published, any statement, observation or opinion, whether verbal or written, that criticizes, disparages, defames or otherwise impugns or reasonably may be interpreted to criticize, disparage, defame or impugn, the character, integrity or reputation of the Company or its products, goods, systems or services, or its current or former directors, officers, employees, agents, successors or assigns. Nothing in this Section 8(d) is intended or should be construed to prevent Participant from providing truthful testimony or information to any person or entity as required by law or fiduciary duties or as may be necessary in the performance of Participant’s duties in connection with Participant’s employment with the Company.
(e) Confidentiality. During Participant’s employment with the Company and thereafter, Participant shall not use or disclose, except on behalf of the Company and pursuant to and in compliance with its direction and policies, any Confidential Information of (i) the Company or (ii) any third party received by the Company in which the Company is obligated to keep confidential. This Section 8(e) will apply in addition to, and not in derogation of, any other confidentiality or non-disclosure agreement that may exist, now or in the future, between Participant and the Company.
(f) Consideration and Acknowledgment. As sufficient consideration provided in exchange for Participant’s continued employment with the Company and participation in this Plan, Participant will be deemed to have acknowledged and agreed to each of the following: (i) Participant’s participation in the Plan is voluntary; (ii) the scope and duration of the restrictions in Section 8 are fair and reasonable; (iii) if any provisions of Sections 8(a) through (e), or any part thereof, are held to be unenforceable, the court making such determination shall have the power to revise or modify such provision to make it enforceable to the maximum extent permitted by applicable law and, in its revised or modified form, such provision shall then be enforceable, and if the provision is not capable of being modified or revised so that it is enforceable, it shall be excised from the Plan without affecting the enforceability of the remaining provisions; and (iv) the time period of Participant’s obligations under Sections 8(a) through (c) shall be extended by a period equal to the length of any breach of those obligations by Participant in addition to any and all other remedies provided by this Plan or otherwise available to the Company at law or in equity. Nothing contained in the Plan limits Participant’s ability (1) to report possible violations of law or regulation to, or file a charge or complaint with, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Congress, any Inspector General, or any other federal, state or local governmental agency or commission (“Government Agencies”); (2) to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company; or (3) under applicable United States Federal law to (i) disclose in confidence trade secrets to Federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or (ii) disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.
(g) Forfeiture and Clawback. As sufficient consideration provided in exchange for Participant’s continued employment with the Company and participation in this Plan, Participant will be deemed to have agreed that if the Participant materially breaches any provision of Sections 8(a) through (e), in addition to any and all other remedies available to the Company, (i) any payments to be provided under Section 3 (other than the Accrued Benefits) shall upon written notice (which may be in electronic form) immediately be forfeited; and (ii) the Company shall have the right upon written notice (which may be in electronic form) to reclaim and receive from the Participant the gross amount of any payments provided under Section 3 (other than the Accrued Benefits), and any such return of such payments by the Participant which requires action on the part of the Participant shall be made within five (5) business days following receipt of written demand therefore.

9. Section 280G of the Code.
(a) To the extent that any payment or distribution to or for the benefit of Participant pursuant to the terms of this Plan or any other plan, arrangement or agreement with the Company, any of its affiliated companies, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code, then the Company shall reduce the payments to the amount that is (after taking into account federal, state, local and social security taxes at the maximum marginal rates, including any excise taxes imposed by Section 4999 of the Code) one dollar less than the amount of the Payments that would subject Participant to the Excise Tax (the “Safe Harbor Cap”) if, and only if, such reduction would result in Participant receiving a higher net after-tax amount. Unless Participant shall have given prior written notice specifying a different order to the Company to effectuate the Safe Harbor Cap, the Payments to be reduced hereunder will be determined in a manner which has the least economic cost to Participant and, to the extent the economic cost is equivalent, will be reduced in the inverse order of when the Payment would have been made to Participant until the reduction specified herein is achieved. Participant’s right to specify the order of reduction of the Payments shall apply only to the extent that it does not directly or indirectly alter the time or method of payment of any amount that is deferred compensation subject to (and not exempt from) Section 409A.
(b) All determinations required to be made under this Section 9, including whether and when the Safe Harbor Cap is required and the amount of the reduction of the Payments pursuant to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determination, shall be made by a public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Participant within fifteen (15) business days of the receipt of notice from the Company or Participant that there has been a Payment, or such earlier time as is requested by the Company (collectively, the “Determination”). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, an independent accounting firm selected by the Company may be appointed to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. The Determination by the Accounting Firm shall be final, binding and conclusive upon the Company and Participant. To the extent a Participant’s reasonable out-of-pocket expenses are reimbursed by the Company, Participant shall cooperate with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.
10. Successors; Binding Agreement.
(a) This Plan will survive any Change in Control, and the provisions of this Plan will be binding upon the surviving corporation, which will be treated as the Company hereunder. The benefits provided under this Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Participant dies while any amounts would be payable to the Participant hereunder had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such person or persons appointed in writing by the Participant to receive such amounts or, if no person is so appointed, to the Participant’s estate.

(b) The Company agrees that concurrently with any Business Combination (other than a Non-Control Transaction), it will cause any successor or transferee unconditionally to assume, by written instrument delivered to Participant (or Participant’s beneficiary or estate), all of the obligations of the Company hereunder. Failure of the Company to obtain such assumption prior to the effectiveness of any such Business Combination shall constitute Good Reason hereunder. For purposes of implementing the foregoing, (i) the date on which any such Business Combination becomes effective shall be deemed the date Good Reason occurs, and (ii) Participant shall be entitled to terminate employment for Good Reason immediately prior to the time the Business Combination becomes effective and receive compensation and other benefits from the Company in the same amount and on the same terms as Participant would have been entitled hereunder if Participant’s employment were terminated for Good Reason during the CIC Termination Period.
11. Notice. (a) For purposes of this Plan, all notices and other communications required or permitted hereunder must be in writing and will be deemed to have been duly given when (i) delivered or (ii) five (5) days after deposit in the United States mail, certified and return receipt requested, postage prepaid and addressed as follows:
If to the Participant: the address listed as the Participant’s address in the Company’s personnel files.
If to the Company:
L3Harris Technologies, Inc.
1025 W. NASA Boulevard
Melbourne, Florida 32919
Attention: Secretary
or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
(b) A written notice of the Participant’s Date of Termination occurring during the CIC Termination Period (or in connection with a Change in Control) by the Company or the Participant, as the case may be, to the other, will (i) indicate the specific termination provision in this Plan relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated and (iii) specify the termination date (which, for a termination of employment by the Company without Cause, shall not be more than thirty (30) days after the giving of such notice and, for a resignation by the Participant for Good Reason, shall not be less than fifteen (15) days or more than thirty (30) days after the giving of such notice). The failure by the Participant or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause does not waive any right of the Participant or the Company hereunder or preclude the Participant or the Company from asserting such fact or circumstance in enforcing the Participant’s or the Company’s rights hereunder.
12. Full Settlement; Resolution of Disputes and Costs.
(a) In no event will the Participant be obligated to seek other employment or take other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and except as provided in Section 3(a)(iii) or Section 8(g), such amounts shall not be reduced whether or not the Participant obtains other employment.
(b) Any dispute or controversy arising under or in connection with this Plan shall be settled exclusively by arbitration in Orlando, Florida by three arbitrators in accordance with the commercial arbitration rules of the American Arbitration Association (“AAA”) then in effect. One arbitrator shall be selected by the Company, the other by the Participant and the third jointly by these arbitrators (or if they are unable to agree within thirty (30) days of the commencement of arbitration, the third arbitrator will be appointed by the AAA). Judgment may be entered on the arbitrators’ award in any court having jurisdiction. Notwithstanding anything in this Plan to the contrary, any arbitration panel that adjudicates any dispute, controversy or claim arising between a Participant and the Company, or any of their delegates or successors, in respect of a Participant’s Qualifying Termination that occurs after a Change in Control, will apply a de novo standard of review to any determinations made by such person. Such de novo standard shall apply notwithstanding the grant of full discretion hereunder to any such person or characterization of any such decision by such person as final, binding or conclusive on any party.
13. Employment with Subsidiaries. Employment with the Company for purposes of this Plan shall include employment with any Subsidiary.
14. Survival. The respective obligations and benefits afforded to the Company and the Participant as provided in Sections 3 (to the extent that payments or benefits are owed as a result of a termination of employment that occurs during the term of this Plan), 4, 5, 6 and 8 shall survive the termination of this Plan.
15. GOVERNING LAW; VALIDITY. EXCEPT TO THE EXTENT THIS PLAN IS SUBJECT TO ERISA, THE INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS PLAN SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE PRINCIPLE OF CONFLICTS OF LAWS, AND APPLICABLE FEDERAL LAWS. THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION OF THIS PLAN SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF ANY OTHER PROVISION OF THIS PLAN, WHICH OTHER PROVISIONS SHALL REMAIN IN FULL FORCE AND EFFECT.
16. Amendment and Termination. The Committee may amend or terminate the Plan at any time without the consent of the Participants; provided, however, that Participants must be given at least twelve (12) months’ advance notice of amendments that are materially adverse to the interests of the Participants or planned termination of the Plan, and provided, further, that any termination or amendments to the Plan that are adverse to the interests of any Participant and made in anticipation of a Change of Control will give a Participant the right to enforce his or her rights pursuant to Section 18. Notwithstanding the foregoing, during the period commencing on a Change in Control and ending on the second anniversary of the Change in Control, no Participant’s participation hereunder may be terminated and the Plan may not be terminated or amended in any manner which is materially adverse to the interests of any Participant without the prior written consent of such Participant.
17. Interpretation and Administration. The Plan shall be administered by the Committee (or any successor committee). The Committee (or any successor committee) will have the authority (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan, (iii) to prescribe, amend and rescind rules and regulations relating to the Plan, (iv) to make all determinations necessary or advisable in administration of the Plan, (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan, (vi) to delegate its responsibilities and authority hereunder to a subcommittee of the Committee, and (vii) with respect to Participants who are not Officers, to delegate its responsibilities and authority hereunder to a person or group of persons who is employed by the Company. Actions of the Board or the Committee (or any successor committee) shall be taken by a majority vote of its members. All determinations by the Committee (or any successor committee) shall be made in the Committee’s reasonable discretion; provided, however, that any arbitration panel that adjudicates any dispute, controversy or claim arising between a Participant and the Company, or any of their delegates or successors, in respect of any such determinations, will apply a de novo standard of review to any determinations made by such person. Such de novo standard shall apply notwithstanding the grant of full discretion hereunder to the Board or the Committee or characterization of any such decision by the Board or the Committee as final, binding or conclusive on any party.
18. Claims and Appeals. Participants may submit claims for benefits by giving notice to the Committee pursuant to Section 11 of this Plan. If a Participant believes that he or she has not received coverage or benefits to which he or she is entitled under the Plan, the Participant may notify the Committee in writing of a claim for coverage or benefits pursuant to Section 11 of this Plan. If the claim for coverage or benefits is denied in whole or in part, the Committee shall notify the applicant in writing of such denial within thirty (30) days (which may be extended to sixty (60) days under special circumstances), with such notice setting forth: (i) the specific reasons for the denial; (ii) the Plan provisions upon which the denial is based; (iii) any additional material or information necessary for the applicant to perfect his or her claim; and (iv) the procedures for requesting a review of the denial. Upon a denial of a claim by the Committee, the Participant may: (x) request a review of the denial by the Committee or, where review authority has been so delegated, by such other person or entity as may be designated by the Committee for this purpose; (y) review any Plan documents relevant to his or her claim; and (z) submit issues and comments to the Committee or its delegate that are relevant to the review. Any request for review must be made in writing and received by the Committee or its delegate within sixty (60) days of the date the applicant received notice of the initial denial, unless special circumstances require an extension of time for processing. The Committee or its delegate will make a written ruling on the applicant’s request for review setting forth the reasons for the decision and the Plan provisions upon which the denial, if appropriate, is based. This written ruling shall be made within thirty (30) days of the date the Committee or its delegate receives the applicant’s request for review unless special circumstances require an extension of time for processing, in which case, a decision will be rendered as soon as possible, but not later than sixty (60) days after receipt of the request for review. All extensions of time permitted by this Section 18 will be permitted at the sole discretion of the Committee or its delegate. If the Committee does not provide the Participant with written notice of the denial of his or her appeal, the Participant’s claim shall be deemed denied. Notice provided to the Company under Section 11 of this Plan shall constitute notice to the Committee.
19. Type of Plan. This Plan is intended to be, and shall be interpreted as an unfunded employee welfare plan under Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and Section 2520.104-24 of the Department of Labor Regulations, maintained primarily for the purpose of providing employee welfare benefits, to the extent that it provides welfare benefits, and under Sections 201, 301 and 401 of ERISA, as a plan that is unfunded and maintained primarily for the purpose of providing deferred compensation, to the extent that it provides such compensation, in each case, for a select group of management or highly compensated employees (i.e., a “top hat” plan).
20. Non-Assignability. Benefits under the Plan may not be assigned by the Participant. The terms and conditions of the Plan shall be binding on the successors and assigns of the Company.
21. Effect on Other Plans, Agreements and Benefits. Except to the extent expressly set forth herein, any benefit or compensation to which a Participant is entitled under any agreement between the Participant and the Company or under any plan maintained by the Company in which the Participant participates or participated will not be modified or lessened in any way, but will be payable according to the terms of the applicable plan or agreement. Notwithstanding the foregoing, any benefits received by a Participant pursuant to this Plan will be in lieu of any severance benefits to which the Participant would otherwise be entitled under any general severance policy or other severance plan maintained by the Company for its Officers or Executives and, upon consummation of a Change in Control, Participants will in no event be entitled to participate in any such severance policy or other severance plan maintained by the Company for its Officers or Executives.
22. Section 409A.
(a) The Plan is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, will in all respects be administered in accordance with Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A of the Code will be paid under the applicable exception. Each payment of compensation under this Plan will be treated as a separate payment of compensation for purposes of Section 409A. All payments to be made upon a termination of employment under this Plan may only be made upon a “separation from service” under Section 409A of the Code. In no event may a Participant, directly or indirectly, designate the calendar year of any payment under this Plan.
(b) Notwithstanding any other provision of this Plan, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code and Participant is subject to Section 409A of the Code, the payment shall be paid (or provided) in accordance with the following:
(i) If Participant is a “Specified Employee” on the Date of Termination, and if a payment is required to be delayed pursuant to Section 409A(a)(2)(B)(i), then no such payment shall be made or commence during the period beginning on the Date of Termination and ending on the date that is six (6) months following the Date of Termination or, if earlier, on the date of Participant’s death, if the earlier making of such payment would result in tax penalties being imposed on Participant under Section 409A of the Code. The amount of any payment that otherwise would be paid to Participant hereunder during this period shall instead be paid to Participant on the first business day coincident with or next following the date that is six (6) months and one day following the Date of Termination or, if earlier, within ninety (90) days following the death of Participant.
(ii) Payments with respect to reimbursements of expenses shall be made promptly, but in any event on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred. The amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, and any right to reimbursement is not subject to liquidation or exchange for cash or another benefit.
23. Certain Reductions; Recoupment. Notwithstanding anything herein to the contrary, any payments or benefits payable to a Participant under this Plan are subject to reduction to the extent that such payment or benefit would exceed the amount permitted to be paid under any applicable Company policy as may be in effect from time to time. Notwithstanding anything in this Plan to the contrary, in no event shall any payment or benefit under this Plan be paid, provided or accrued, if any such payment, provision or accrual would be in violation of applicable law, rule or regulation (“Applicable Law”). In addition, to the extent that any provision of Applicable Law or any recoupment policy or practice of the Company as in effect from time to time requires any payments or benefits paid (or provided or to be paid or provided) to a Participant to be forfeited or recouped from the Participant, each such payment or benefit shall be subject to forfeiture or recoupment, as applicable, and such Participant’s right to receive or retain each such payment or benefit shall terminate.
24. Effective Date. The Plan shall be effective as of July 21, 2023 (the “Effective Date”).
25. Definitions. As used in this Plan, the following terms shall have the respective meanings set forth below:
(a) “Accrued Benefits” means, collectively, (i) Participant’s Base Salary, to the extent earned but unpaid as of the Date of Termination, (ii) Participant’s vacation pay, to the extent accrued but unused as of the Date of Termination and (iii) any other compensation and/or benefits as may be due or payable to the Participant in accordance with the terms and provisions of any plans or agreements of the Company.
(b) “Annual Incentive Award” means the annual cash incentive bonus awarded to a Participant under the annual incentive plan by the Company (or its affiliates) from time to time.
(c) “Base Salary” means the greater of (i) Participant’s annual rate of base salary as in effect on the Participant’s Date of Termination and (ii) Participant’s annual rate of base salary as in effect on the date of the Change in Control.
(d) “Board” means the Board of Directors of the Company and, after a Change in Control, the “board of directors” of the surviving corporation.
(e) “Cause” means: (i) a material breach by Participant of the duties and responsibilities of Participant (other than as a result of Disability) which is (A) demonstrably willful, continued and deliberate on Participant’s part, (B) committed in bad faith or without reasonable belief that such breach is in the best interests of the Company, and (C) not remedied within fifteen (15) days after receipt of written notice from the Company which specifically identifies the manner in which such breach has occurred; (ii) Participant’s conviction of, or plea of nolo contendere to, a felony involving willful misconduct which is materially and demonstrably injurious to the Company; or (iii) the Participant’s engaging in an act of personal misconduct that (A) is a willful and substantial violation of the Company’s Corporate Policy on Equal Employment Opportunity, Anti-Harassment and Non-Retaliation (or any successors thereto) and there is a material risk that such action could cause meaningful harm to the Company (reputationally or otherwise) or (B) gives rise to a material risk of meaningful harm to the Company (reputationally or otherwise) under federal or applicable state law for discrimination or sexual harassment to subordinate employees. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based on the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Participant in good faith and in the best interests of the Company. In the case of a Participant who is an Officer, Cause shall not exist unless and until the Company has delivered to Participant a copy of a resolution duly adopted by three-quarters (3/4) of the entire Board at a meeting of the Board called and held for such purpose (after thirty (30) days’ notice to Participant and an opportunity for Participant, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, an event set forth in clauses (i), (ii) or (iii) has occurred and specifying the particulars thereof in detail. The Company must notify Participant of any event constituting Cause within ninety (90) days following the Company’s knowledge of its existence or such event shall not constitute Cause under this Plan.
(f) “Change in Control” shall be deemed to have occurred if, following the Effective Date:
(i) any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections l3(d)(3) and 14(d)(2) of the

Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then-outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (i) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any Subsidiary, (B) by any employee benefit plan sponsored or maintained by the Company or any Subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (D) pursuant to a Non-Control Transaction (as defined in paragraph (iii));
(ii) individuals who, on March 1, 2020, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to January 1, 2020, whose appointment, election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors who remain on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall also be deemed to be an Incumbent Director; provided, however, that no individual initially elected, appointed or nominated as a director of the Company as a result of an actual or publicly threatened election contest with respect to directors or any other actual or publicly threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;
(iii) there is consummated a merger, consolidation, share exchange or similar form of corporate reorganization of the Company or any such type of transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s shareholders (whether for such transaction or the issuance of securities in the transaction or otherwise) (a “Business Combination”), unless immediately following such Business Combination: (A) more than 60% of the total voting power of the company resulting from such Business Combination (including, without limitation, any company which directly or indirectly has beneficial ownership of 100% of the Company Voting Securities) eligible to elect directors of such company is represented by shares that were Company Voting Securities immediately prior to such Business Combination (either by remaining outstanding or being converted), and such voting power is in substantially the same proportion as the voting power of such Company Voting Securities immediately prior to the Business Combination, (B) no person (other than any publicly traded holding company resulting from such Business Combination, or any employee benefit plan sponsored or maintained by the Company (or the corporation resulting from such Business Combination)) becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the company resulting from such Business Combination, and (C) at least a majority of the members of the board of directors of the company resulting from such Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies the foregoing conditions specified in (A), (B) and (C) shall be deemed to be a “Non-Control Transaction”);
(iv) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company; or
(v) the Company consummates a direct or indirect sale or other disposition of all or substantially all of the assets of the Company and its Subsidiaries.

Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 20% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that, if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.
Notwithstanding the foregoing, in the event of a Recapitalization Transaction that otherwise constitutes a Change in Control, the Committee may determine prior to the consummation of such transaction that such transaction does not constitute a Change in Control. For this purpose a “Recapitalization Transaction” means a transaction involving the recapitalization, reclassification, stock-split, stock-dividend, subdivision of shares or similar transaction involving Company Voting Securities where (A) more than 80% of the voting power of the company resulting from such transaction (including, without limitation, any company which directly or indirectly has beneficial ownership of 100% of the Company Voting Securities) eligible to elect directors of such company is represented by shares that were Company Voting Securities immediately prior to such transaction (either by remaining outstanding or being converted), (B) no person (other than any publicly traded holding company resulting from such transaction, or any employee benefit plan sponsored or maintained by the Company (or the corporation resulting from such transaction)) becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the company resulting from such transaction, and (C) at least a majority of the members of the board of directors of the company resulting from such transaction were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such transaction.
(g) “Code” means the Internal Revenue Code of 1986, as amended.
(h) “Company” means L3Harris Technologies, Inc.
(i) “Competitive Business” means any business, person or entity that is engaged, or planning or contemplating to engage within a period of twelve (12) months, in any business activity that is competitive with the business and business activities engaged in by the Covered Unit(s).
(j) “Confidential Information” means confidential, proprietary or trade secret information, whether or not marked or otherwise designated as confidential, whether in document, electronic or other form, and includes, but is not limited to, information that is not publicly known regarding finances, business and marketing plans, proposals, projections, forecasts, existing and prospective customers, vendor identities, employees and compensation, drawings, manuals, inventions, patent applications, process and fabrication information, research plans and results, computer programs, databases, software flow charts, specifications, technical data, scientific and technical information, test results and market studies.
(k) “Covered Unit(s)” means: (i) during the period of Participant’s employment with the Company, each business unit of the Company; and (ii) following the Date of Termination, each business unit of the Company in or for which Participant was employed or to which Participant provided services or about which Participant obtained or had access to Confidential Information, in each case of this clause (ii) at any time within the twenty-four (24)-month period prior to the Date of Termination. As sufficient consideration provided in exchange for Participant’s continued employment with the Company and participation in this Plan, Participant will be deemed to have acknowledged and agreed that if Participant is or was employed at a segment level, Participant is providing or has provided services to and for, and has obtained and has or had access to Confidential Information about, each business unit of such segment; and if Participant is or was employed at the corporate/ headquarters level, Participant is providing or has provided services to and for, and has obtained and has or had access to Confidential Information about, each business unit of the Company.
(l) “Customer” means, with respect to the Company or the Covered Unit(s), as the case may be, any business, person or entity who purchased any products, goods, systems or services from the Company or such Covered Unit(s) at any time during the preceding twenty-four (24) months (or, if after the Date of Termination, the last twenty-four (24) months of Participant’s employment with the Company) and either with whom Participant dealt in the course of performing Participant’s job duties for the Company or about whom Participant has or had Confidential Information.
(m) “Date of Termination” means (i) the effective date on which the Participant’s employment by the Company terminates as specified in a prior written notice by the Company or the Participant, as the case may be, to the other, delivered pursuant to Section 11 or (ii) if the Participant’s employment by the Company terminates by reason of death, the date of death of the Participant.
(n) “Disability” means a total and permanent disability during which the Participant becomes entitled to a disability benefit under Title II of the Federal Social Security Act, as amended from time to time, or a total and permanent disability during which the Participant is entitled to receive disability benefits under the Company’s applicable long-term disability plan or would have been entitled to receive disability benefits under such long-term disability plan had the Participant participated in such plan.
(o) “Executive” means any employee who is not designated by the Board as an Officer and holds a job classification at levels XL3, XL2, XL1 or XL0, or equivalent job classification in accordance with a new classification system subsequently adopted by the Company.
(p) “Good Reason” means, without the Participant’s express written consent, the occurrence of any of the following events after a Change in Control:
(i) only with respect to a Participant who is an Officer, (A) any materially adverse diminution of the Participant’s position(s), duties, responsibilities or status with the Company as in effect immediately prior to such Change in Control or (B) a material adverse change in the Participant’s reporting responsibilities, titles or offices with the Company as in effect immediately prior to such Change in Control;
(ii) a reduction by the Company in the Participant’s rate of annual base salary, annual target cash incentive bonus opportunity or annual target long-term incentive opportunity (including any adverse change in the formula for such annual target cash incentive bonus opportunity and/or annual target long-term incentive opportunity) as in effect immediately prior to such Change in Control or as the same may be increased from time to time thereafter;
(iii) any requirement of the Company that the Participant (A) be based anywhere more than fifty (50) miles from the facility where the Participant is located at the time of the Change in Control or (B) travel on Company business to an extent substantially greater than the travel obligations of Participant immediately prior to such Change in Control;
(iv) the failure of the Company to obtain the assumption agreement from any successor as contemplated in Section 10(b); or

(v) any purported termination by the Company of Participant’s employment otherwise than as expressly permitted hereby.
Any event or condition described in this Section 25(p)(i) through (v) which occurs prior to a Change in Control, but was at the request or suggestion of a Third Party who effectuates a Change in Control, shall constitute Good Reason following a Change in Control for purposes of this Plan notwithstanding that it occurred prior to the Change in Control. An isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company within fifteen (15) days after receipt of notice thereof given by Participant shall not constitute Good Reason. Participant must provide notice of termination of employment within ninety (90) days of Participant’s knowledge of an event constituting Good Reason or such event shall not constitute Good Reason under this Plan.
Notwithstanding the foregoing, in the event of a Merger of Equals Transaction that otherwise constitutes a Change in Control, the Committee may determine prior to the consummation of such transaction to narrow or eliminate the Good Reason triggers set forth above. For this purpose, a “Merger of Equals Transaction” means a Business Combination where (A) more than 40% of the total voting power of the company resulting from such Business Combination (including, without limitation, any company which directly or indirectly has beneficial ownership of 100% of the Company Voting Securities) eligible to elect directors of such company is represented by shares that were Company Voting Securities immediately prior to such Business Combination (either by remaining outstanding or being converted), and such voting power is in substantially the same proportion as the voting power of such Company Voting Securities immediately prior to such Business Combination, (B) no person (other than any publicly traded holding company resulting from such Business Combination, or any employee benefit plan sponsored or maintained by the Company (or the corporation resulting from such Business Combination)) becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the company resulting from such Business Combination, and (C) at least 50% of the members of the board of directors of the company resulting from such Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination.
(q) “Individual Employed by the Company” means any employee of the Company with whom the Participant dealt in the course of performing the Participant’s job duties at any time during the preceding twelve (12) months (or, if after the Date of Termination, the last twelve (12) months of Participant’s employment with the Company).
(r) “Officer” means any employee who is appointed or elected by the Board as an officer of the Company.
(s) “Potential Customer” means, with respect to the Company or the Covered Unit(s), as the case may be, any business, person or entity targeted during the preceding twelve (12) months (or, if after the Date of Termination, the last twelve (12) months of Participant’s employment with the Company) as a customer to purchase any products, goods, systems or services from the Company or such Covered Unit(s) and (i) with whom Participant had direct or indirect contact, (ii) for whom Participant participated in the development or execution of the plan to sell products, goods, systems or services of the Company or such Covered Unit(s), or (iii) about whom Participant otherwise has or had Confidential Information.
(t) “Protective Covenant Period” means the period of the Participant’s employment with the Company and if, and only if Participant receives payments under Section 3 hereof, following the Date of Termination for a period of twelve (12) months.

(u) “Qualifying Termination” means a termination of the Participant’s employment with the Company (i) by the Company other than for Cause or (ii) by the Participant for Good Reason. Termination of the Participant’s employment on account of death, Disability, by the Company for Cause or by the Participant other than for Good Reason shall not be treated as a Qualifying Termination. Notwithstanding the preceding sentence, the death of the Participant after notice of termination for Good Reason or without Cause has been validly provided shall be deemed to be a Qualifying Termination.
(v) “Segment” means a business unit of the Company whose financial results are publicly disclosed.
(w) “Solicit” and “Soliciting” mean any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any actions; provided, for purposes of Section 8(a), the term “Solicit” excludes the placement of general advertisements inviting applications for employment that are not targeted to employees of the Company generally or any specific employees of the Company.
(x) “Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then-outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors (or members of any similar governing body) or in which the Company has the right to receive 50% or more of the distribution of profits or 50% of the assets or liquidation or dissolution.
(y) “Section 409A” means Section 409A of the Code, and the final Treasury Regulations issued thereunder.
(z) “Severance Multiple” means, for each Participant, the applicable multiple set forth on Exhibit A hereto corresponding to such Participant’s level of participation as determined by the Committee and communicated to the Participant by the Company.
(aa) “Target Bonus” means the greater of (i) Participant’s target Annual Incentive Award for the fiscal year in which the Date of Termination occurs and (ii) Participant’s target Annual Incentive Award for the fiscal year in which the Change in Control occurs.

EXHIBIT A
SEVERANCE MULTIPLES

Participation Level	Severance Multiple
CEO of the Company	3
Officers of the Company who are Participants under Section 2(b)	2
Executives of the Company who are Participants under Sections 2(c) or 2(d)	1
Other designated Executives who are Participants under Section 2(e)	As designated by Committee